News Release	Exhibit 99.1

News Announcement

CONTACT
Ronda J. Williams, Investor Relations
Oil-Dri Corporation of America
312/706-3232; ronda.williams@oildri.com

Oil-Dri Board of Directors Declares Dividends

CHICAGO, IL - (October 16, 2012) - The Board of Directors of Oil-Dri Corporation of America (NYSE: ODC) today declared quarterly cash dividends of $0.18 per share of Common Stock and $0.135 per share of Class B Stock.

The dividends will be payable on November 30, 2012, to stockholders of record at the close of business on November 16, 2012. The Company has paid cash dividends continuously since 1974 and has increased dividends annually for nine consecutive years.

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Oil-Dri Corporation of America is a leading supplier of specialty sorbent products for industrial, automotive, agricultural, horticultural and specialty markets and the world's largest manufacturer of cat litter.